Company Signs NH Media, Inc. as Exclusive Financial Advisor to Shangai Star, Vertical Revolving Vehicle Project


LAS VEGAS--(BUSINESS WIRE)--May 21, 2002--

Voyager Entertainment International, Inc., Retains Financial Advisor for China "Observation Wheel" Venture

Voyager Entertainment International, Inc. (OTCBB:VEII) signs with NH Media, Inc. as the Exclusive Financial Advisor of the Ride named the "Star of Shanghai".

VEII and NH Media, Inc. have signed an agreement where NHM will advise and assist VEII in connection with obtaining and structuring one or more private placement offerings of Senior Notes in an amount not to exceed $90,000,000 USD. The loan proceeds will be used for the land acquisition, engineering, architectural design and construction of the Star of Shanghai Ride.

Voyager's C.E.O. Veldon Simpson has appointed General Wong of the PRC as Vice President and Director of China Relations. In addition, he has chosen Weina Zhang as Director of Marketing to round out the management group for Shanghai. General Wong is a builder, a contract negotiator, and a quality control expert in China.

About NH Media Inc.

NH Media (NHM) is an entertainment finance and property management company founded on a "Wall Street" philosophy of sound financial practices.

NHM secures financing for commercially viable entertainment properties (entertainment driven amusements, films, TV programs, special/single-day events and music), and manages execution to deliver innovative, break-through entertainment to audiences/consumers worldwide.

NHM also has the unique ability, due to the broad work experience of its senior management, to apply its proprietary financing vehicles and techniques to asset classes outside of the entertainment industry.

About the Star of Shanghai

Located on the western bank (Puxi) of the Huangpu River, the Bund
("muddy embankment") is a world-class location, and the City of the Future (the Master Plan) envisions a world-class development with the Star of Shanghai as the dominant feature. Star of Shanghai is a tribute in a very special way to the legendary figure Huang Daopo who invented the "spinning

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wheel" that reformed the technique of cotton weaving, and gained fame for its production of clothing.

For more about Voyager, go to http://www.voyager-ent.com and click on company video.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

CONTACT:

Voyager Entertainment International, Inc., Las Vegas

Nancy Todd Tyner, 702/845-1265

or

Investor Relations Services, Inc., New Smyrna Beach, Fla.

Dan Kinnison, 386/409-0200

VEII@invrel.net

SOURCE:  Voyager Entertainment International, Inc.

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